UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   A. Thomas Bender
   6140 Stoneridge Mall Road
Suite 590
   CA, Pleasanton 94588
2. Issuer Name and Ticker or Trading Symbol
   The Cooper Companies, Inc. (COO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/10/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/9/ 2|S   | |1000              |D  |50.44      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |900               |D  |50.41      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|M   | |25000             |A  |49.06      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |2000              |D  |49.06      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |3000              |D  |49.00      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1900              |D  |49.72      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |100               |D  |49.88      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1000              |D  |49.82      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1000              |D  |49.89      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1000              |D  |49.99      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |200               |D  |50.60      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1800              |D  |50.55      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |200               |D  |50.51      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |800               |D  |50.50      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |200               |D  |50.46      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1800              |D  |50.45      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |300               |D  |50.10      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |700               |D  |50.29      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |200               |D  |50.45      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1800              |D  |50.40      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1100              |D  |50.42      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1600              |D  |50.33      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |1000              |D  |50.32      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |400               |D  |50.35      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |800               |D  |50.30      |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/9/ 2|S   | |200               |D  |50.31      |27747              |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |2833               |I     |Wife                       |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |26.00 1 |9/9/ |M   | |25000      |D  |8/21/|7/8/0|Common Stock|25000  |       |34000       |D  |            |
(Right to Buy) with ta|        |2002 |    | |           |   |97   |6    |            |       |       |            |   |            |
ndem tax withholding r|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ights                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. 30,000 at $16.00/share became exercisable on 1/8/97, 54,000 shares at $20. 00/share became exercisable on 3/7/97; 54,000 shares at $26.00/share became exercisable on 8/21/97; and 30,000 shares at 34.00/share became exercisable on 10/1/97.